Exhibit 99.1

How do I prevent my shares from being loaned for a short interest position?

Brokerage firms may facilitate short selling in SHOT’s shares by lending SHOT’s shareholders’ shares held in margin accounts. Through this practice, brokerage firms earn an alternative source of revenue by “lending” shares to sophisticated and institutional investors who are betting that the price of the particular stock will decrease over a period of time. If the price of the stock in fact decreases, then the brokerage firm and the sophisticated and institutional investors will have made a profit, while the ultimate retail investor has not.

For long-term shareholders who believe in the Company’s future, the Company is highlighting the following actions you can take with your brokerage firm to prevent the lending of your shares for short selling:

1. holding your SHOT shares in a cash account at your brokerage firm instead of a margin account (a model instruction letter is set forth under the heading “Form of Letter to Broker” below); or

2. opting out of any securities lending programs, which should stop your broker from lending your shares; or

3. moving your shares to Cleartrust Transfer and Trust Company, the Company’s transfer agent (please note that you may incur certain costs in connection with any such transfer and once your shares are moved to our transfer agent, your ability to timely transfer your shares back to a brokerage firm and sell may be a longer process); or

4. transferring your shares to your bank (if they have custody services) and holding them in your retirement account (if permitted by your plan).

Example Form of Letter to Broker

If you decide to instruct your broker not to make your shares available for lending to short sellers, the following is a sample of the language you can use in your email or letter to the Branch Manager of your brokerage account:

[Broker Name]

[Broker Address]

Attn: Branch Manager

My Account [Account Number]

Dear Sir or Madam:

Please accept this written instruction to make sure that the following securities are held in my cash account only and accordingly are not available for any stock loan activities. I hereby expressly opt-out of any securities lending programs and instruct you to not loan out any of my shares.

Securities:

[Number] shares of Safety Shot. (SHOT) and any SHOT shares subsequently acquired.

Please confirm receipt and compliance with this request.

John Gulyas

Chairman of the Board (SHOT) nasdaq